Exhibit 99.1

Contact:

CuraGen Corporation

Glenn Schulman, Pharm.D.

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

Jonathan Rothberg to Step Down as Chief Executive Officer of CuraGen

- Company initiating search for new CEO -

NEW HAVEN, Conn. – April 5, 2005 – CuraGen Corporation (NASDAQ: CRGN) announced today that Jonathan M. Rothberg, Ph.D. has informed the Board of Directors of his intention to step down so that the company can recruit a new Chief Executive Officer. Dr. Rothberg will remain in his current role until the company appoints a new CEO.

“Under Jonathan’s leadership, CuraGen has developed a portfolio of promising therapeutics, strong intellectual property, a solid cash position, as well as the revolutionary technology at 454 Life Sciences,” said Robert Patricelli, Lead Director of the CuraGen Board of Directors. “Since founding the Company, he has led CuraGen in its initial public offering in 1998 and was integral in the Company’s efforts to raise over $650 million in capital over 7 years. Jonathan was also successful in recruiting an outstanding, experienced senior management team.”

“I am excited to be part of the Company’s search for a new Chief Executive Officer with the experience, track record and commitment to turn our pipeline into drugs,” says Dr. Jonathan Rothberg.

Patrick Zenner, a member of the Board of Directors, has been asked to chair the search committee for the new CEO.

About CuraGen

CuraGen Corporation (Nasdaq: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Safe Harbor

This press release may contain forward-looking statements. Such statements are based on our current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the early stage of development of 454’s products and technologies, CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, 454’s and CuraGen’s history of incurring losses and the uncertainty of achieving profitability, CuraGen’s reliance on research collaborations and strategic alliances, competition, patent infringement claims against 454’s and CuraGen’s products, processes and technologies, the ability to protect 454’s and CuraGen’s patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to CuraGen’s Annual Report on Form 10-K for the period ended December 31, 2004 for a complete description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.